Exhibit 99.1

Axesstel Reports First Quarter 2009 Results

- Posts quarterly revenue of $13.7 million, net loss of $2.2 million-

- Completes programs to reduce costs by $2 million annually -

- Reaffirms annual revenue guidance of $100 million -

SAN DIEGO, CA – May 11, 2009 – Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, reported results for the first quarter ended March 29, 2009.

Clark Hickock, CEO of Axesstel, stated, “We experienced a slow start to 2009 as the global economic climate and declines in consumer spending reduced demand this past quarter, particularly in Latin America. While we are disappointed, we are seeing signs of improvement and expect sales to improve greatly throughout the balance of the year for several reasons. Operators in some regions have notified us that they have lowered inventory and are returning to normal sell-through rates. We are receiving orders at increased volumes over the first quarter. And we experienced substantial interest and positive feedback from existing and potential customers for our product portfolio at CTIA in early April.”

“We are aggressively implementing programs to capture growing opportunities, and our diverse product range enables us to expand our addressable markets. We are actively engaged with Tier 2 and Tier 3 wireless operators in the US and Canada through our strong relationships with distributors, trade groups and operator consortiums. Also, we plan to pursue opportunities through Verizon’s Open Development Initiative. As a result, we expect North America to contribute strategic revenue growth in 2009. Based on our current marketing activities, we expect the second half to be much stronger than the first half of 2009,” Hickock added.

Financial Results

Revenues for the first quarter of 2009 were $13.7 million, compared to revenues of $24.6 million in the year ago quarter. Data products contributed 68 percent of revenues and voice products 32 percent in the first quarter 2009, compared to data products with 55 percent and voice products with 45 percent in the first quarter of 2008. Gross margin for the first quarter 2009 was $2.3 million, or 16 percent of revenue, compared to $6.6 million, or 27 percent of revenue for the same period last year. The decrease in gross margin for the quarter was principally attributable to the effect of a new product introduction and the discounted sale of aged inventory, both of which carried lower margins. Therefore, the company’s gross margins are expected to improve in future quarters. Net loss was $2.2 million, or $0.09 per share, compared to a net income of $257,000, or $0.01 per diluted share in the first quarter of 2008.

Pat Gray, Axesstel’s CFO, stated, “We are committed to sustaining the growth and profitability of the business by taking additional measures to minimize costs and operating expenses. In the first quarter, we contained operating expenses to $4.2 million - the lowest level in past three years. Subsequent to quarter end, we implemented further cost cuts estimated to yield $2 million in annualized savings, including a 12% reduction of force and a 10% reduction of salaries for remaining employees.”

As of March 29, 2009, the cash and cash equivalents balance was $1.1 million, compared to $1.7 million as of December 31, 2008. The company continues to fund its working capital needs through financing of accounts receivable backed by credit insurance or letters of credit. Subsequent to the end of the quarter, the company secured a $4.0 million receivables-based financing agreement that provides working capital for current obligations. The tightening of global credit markets has caused some major lenders to withdraw or reduce their program for financing non-U.S. accounts receivable. The company is working with a number of lenders and anticipates it will be able to continue to secure financing in 2009.

Outlook

“We are executing a plan to broaden our customer base and product portfolio to support a more sustainable performance and reduce quarterly lumpiness. The uncertainties related to the global economic slowdown and the disruption in the financial markets have impacted the company’s operating results. That said, based on the order activity we have received and anticipate receiving, we continue to believe 2009 revenues will again exceed $100 million. We expect to achieve annual profitability, although we continue to expect product mix and customer demand to impact revenue, gross margin and profitability on a quarterly basis,” Gray concluded.

Recent Highlights

New Products

•	Exhibited its diverse product set of broadband modems and gateways; fixed wireless phones and terminals; and security alarm device at the CTIA held April 1 – 3 in Las Vegas.

•	Demonstrated its newly launched HSUPA products at the GSMA Mobile World Congress held in February at Barcelona, Spain.

•	Extended its 3G modem line with the MV200 Series wireless broadband USB dongle.

Corporate

•	Appointed industry and finance expert Richard M. Gozia to the Board of Directors and named Osmo Hautanen Chairman of the Board in February.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) on Monday, May 11, 2009 to discuss its first quarter 2009 results. Participating in the call will be Clark Hickock, chief executive officer and Patrick Gray, chief financial officer.

The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID will be #95325777.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Monday, May 11, at 2:00 p.m. ET through Wednesday, May 13 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code will be 95325777.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, machine to machine applications, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com. © 2009 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 29, 2009	March 30, 2008
Net revenues	$13,743,181	$24,636,937
Cost of goods sold	11,493,081	18,034,479

Gross margin	2,250,100	6,602,458
Operating expenses:
Research and development	1,027,423	1,100,767
Selling, general and administrative	3,203,503	4,706,290

Total operating expenses	4,230,926	5,807,057

Operating income (loss)	(1,980,826)	795,401
Other income (expense):
Interest expense, net	(206,835)	(480,656)
Other, net	(11,998)	(58,087)

Total other income (expense), net	(218,833)	(538,743)

Income (loss) before provision for income taxes	(2,199,659)	256,658
Provision for income taxes	—	—

Net income (loss)	(2,199,659)	256,658
Earnings (loss) per share:
Basic	($0.09)	$0.01

Diluted	($0.09)	$0.01

Weighted average shares outstanding:
Basic	23,228,982	23,228,982

Diluted	23,228,982	23,280,059

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	March 29, 2009	December 31, 2008
Current assets:
Cash and cash equivalents	$1,060,711	$1,662,311
Accounts receivable, net	18,064,307	27,196,264
Inventories, net	1,540,823	1,317,576
Prepayments and other current assets	1,075,122	2,211,488

Total current assets	21,740,963	32,387,639
Property and equipment, net	793,709	1,000,666
Other assets:
Licenses, net	1,012,428	1,164,859
Other, net	324,040	378,321

Total other assets	1,336,468	1,543,180

Total assets	$23,871,140	$34,931,485

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 29, 2009	December 31, 2008
Current liabilities:
Accounts payable	$15,435,866	$19,323,734
Bank financing	1,591,934	5,391,342
Accrued commissions	3,231,323	3,302,846
Accrued royalties	1,005,000	1,338,000
Accrued warranties	460,000	460,000
Accrued expenses and other current liabilities	1,501,000	2,331,177

Total current liabilities	23,225,123	32,147,099
Stockholders’ equity	646,017	2,784,386

Total liabilities and stockholders’ equity	$23,871,140	$34,931,485